Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-170177) pertaining to the SeaCube Container Leasing Ltd. 2010 Omnibus Equity Incentive Plan of SeaCube Container Leasing Ltd. and

(2)	Registration Statement (Form S-3 No. 333-178705) of SeaCube Container Leasing Ltd.;

of our reports dated February 21, 2013, with respect to the consolidated financial statements and schedule of SeaCube Container Leasing Ltd. and the effectiveness of internal control over financial reporting of SeaCube Container Leasing Ltd., included in this Annual Report (Form 10-K) of SeaCube Container Leasing Ltd. for the year ended December 31, 2012.

/s/ Ernst & Young LLP

MetroPark, New Jersey
February 21, 2013